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                                                                  EXHIBIT (A)(5)

[LOGO]


OFFER TO EXCHANGE OPTIONS
PROMISE TO GRANT NEW OPTION



To: ((name))
Employee Number: ((ssn))
((address))
((address1)) ((address2)) ((address3))


Thank you for your participation in the Offer to Exchange. In exchange for your agreement to cancel the stock option(s) listed on the following page (the "Old Option(s)"), Tut Systems, Inc. ("Tut") hereby promises to grant you a stock option or option(s), as applicable, on December 13, 2001 (unless prohibited by applicable law or regulations) covering the same number of shares of Tut's common stock as covered by your Old Option(s). Each New Option will be granted from the Tut Systems, Inc. 1998 Stock Plan (the "1998 Stock Plan") or the Tut Systems, Inc. 1999 Nonstatutory Stock Option Plan (the "1999 Nonstatutory Stock Option Plan"), as determined by Tut's Board of Directors in their sole discretion and will otherwise be subject to the standard terms and conditions under the Plan from which it was granted and a new option agreement between Tut and you.

In order to receive the New Option(s), you must be employed by Tut or one of our U.S. subsidiaries as of December 13, 2001. This Promise does not constitute a guarantee of employment with Tut or any of its subsidiaries for any period.
Your employment with Tut or any of our subsidiaries remains "at-will" and can be terminated by either you or Tut at any time, with or without cause or notice, subject to the provisions of local law. If you voluntarily terminate your employment with Tut or any of our U.S. subsidiaries or if your employment is terminated by Tut or any of our U.S. subsidiaries for any reason before December 13, 2001, you will lose all rights you have to receive any New Options.

This Promise is subject to the terms and conditions of the Offer to Exchange dated May 11, 2001, the memorandum from Janice Ramsey dated May 11, 2001, and the Election Form you previously completed and submitted to Tut, all of which are incorporated herein by reference. These documents reflect the entire agreement between you and Tut with respect to this transaction.

Please call Bill Radtke at (925) 201-4212  with any questions you may have.

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OLD OPTION(S):
--------------

THE FOLLOWING OLD OPTION(S) WERE CANCELLED ON JUNE 11, 2001.


Grant                               Grant       Total # of     Strike      Expiration   Unexercised
Number          Plan      Type      Date        Shares         Price       Date         Shares
----------     ------    ------     -------     ----------     -------    ----------   -----------
((grarant))     ((plan))  ((type))  ((gdate))   ((shares))     ((price))  ((xdate))     ((outs))


Unexercised
  Vested      Unvested      Date Fully            Issued by TUT
  Shares       Shares         Vested              In the Last6Mo?
-----------     ----------   ----------------    -------------------
 ((unxvested))  ((unvested))    ((dvested))         ((six))

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NEW OPTION(S):
--------------

TUT PROMISES TO GRANT YOU THE FOLLOWING NEW OPTIONS ON DECEMBER 13, 2001 IN EXCHANGE FOR THE OLD OPTIONS WITH THE CORRESPONDING GRANT NUMBER(S):

                                 Total # of
Grant                             Proposed                      Strike      Expiration    Vested       Unvested       Date Fully
Number       Plan*     Type**     Grant Dat    Shares Issued    Price***    Date          Shares****   Shares****     Vested****
------      -------    -------    ---------    -------------    --------    ----------    ----------   -----------    ----------
((grant1))  ((plan1))  ((type1))  ((gdate1))   ((outs))         ((price1))  ((xdate1))    ((vested1))  ((unvested1))  ((dvested1



* Will be determined at the time of issuance depending on availability of shares under the 1998 Stock Plan or the 1999 Nonstatutory Stock Option Plan.

** Will be the same type as the Old Option, to the maximum extent permitted by law.

*** Will be equal to the closing price of Tut's common stock as listed on the Nasdaq National Market on December 12, 2001 (one day prior to grant of New Options).

**** Will be subject to vesting as follows, subject to your continued employment with Tut: (a) all shares equal to the number of shares that were fully vested under the cancelled option on June 8, 2001 will be fully vested, (b) all shares equal to the number of unvested shares under the cancelled option on June 8, 2001 that would have been fully vested on the date the new option is granted (at least six months and two days from the date the options are cancelled) will be fully vested, and (c) all remaining unvested shares will vest ratably each month, beginning on the date the new option is granted and ending on the date that is at least twelve months prior to the date that the cancelled option would have been fully vested. In other words, the vesting schedule for each new option will be shortened by approximately twelve months.

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Field Key
---------

Grant Number - Refers to the Grant Number of your Old Option or the corresponding New Option.

Plan - Refers to the option plan under which your option is granted to you. Your option is subject to the terms and conditions of the option plan it is issued under.

Type - Refers to whether the option is an incentive stock option or a nonstatutory stock option.

Grant Date -  The date of grant of the option.

Total Number of Shares - Refers to the total number of shares of Tut Systems, Inc. Common Stock underlying the option.

Strike Price -  This is the exercise price of the option.

Expiration Date - This is the date this option expires, unless you are terminated, become disabled or are otherwise not an employee. The option plan under which your option was issued and your option agreement further explains other termination events and dates.

Unexercised Shares - The total number of shares underlying the option minus any shares exercised by you and converted into stock.
Note that only options which are unexercised are covered by the Offer to Exchange.

Unexercised Vested Shares - Those shares which have vested and which you have the right to exercise and convert into stock.

Unvested Shares - Those shares which have not vested and which you do not have the right to exercise and convert into stock.

Date Fully Vested - The date on which all of the shares underlying the option become fully vested and you earn the right to exercise and convert these into stock.

Granted in the Last 6 Months - Indicates whether an option was granted by Tut Systems, Inc. from December 11, 2000 through June 11, 2001.

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